UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is a transcript of a voicemail message from Robert Fairbairn, a Trustee of BlackRock California Municipal Income Trust (“BFZ” or the “Fund”), to shareholders of the Fund.

“Good Day, this is Rob Fairbairn, Trustee of the BlackRock Closed-End Funds, calling about an important shareholder vote taking place at your fund’s upcoming shareholder meeting that could impact your investment, including the monthly distributions you receive.

Saba, a predatory hedge fund, is attempting to install inexperienced and unqualified nominees who may take actions that are harmful to the Fund and its shareholders, like you, so that Saba may earn a profit at your expense. In addition, Saba is proposing to fire BlackRock as investment advisor to your fund, which would deprive the fund of BlackRock’s 35+ years’ experience and expertise managing closed-end funds.

We ask that you make your voice heard and vote FOR your highly qualified Board nominees and AGAINST the proposal to terminate the investment management agreement using the WHITE card only.

Please discard any gold card you may receive from Saba.

We hope that you will support your current Board nominees and protect your investment by voting on the White card. Should you have any questions, please contact your Fund’s proxy solicitor at 1-866-920-4784.”

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Additional Information

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting, the definitive proxy statement and other documents by directing a request to the Fund’s proxy solicitor by calling the toll-free number provided in the definitive proxy statement. Copies are available at no charge at the website identified in the definitive proxy statement. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov.